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[BANK ONE CORPORATION Press Release Letterhead]                   Exhibit 99(a)





FOR IMMEDIATE RELEASE                          Contact: Stan Lata
                                                        (312) 732-6209

                 BANK ONE NAMES WELBORN TO HEAD RETAIL BANKING

                 Commercial Banking responsibilities realigned

CHICAGO, Nov. 6, 2000 - BANK ONE CORPORATION today announced the appointment of
R. Michael Welborn as head of Retail Banking. He will manage the nation's fourth-largest retail network and continue to report to James Dimon, Bank One's chairman and chief executive officer.

Welborn, 49, who most recently served as head of Middle Market Banking, succeeds Kenneth T. Stevens.

"Mike is an energetic leader who has done an outstanding job in banking, and his common-sense, hands-on management style will help us serve our customers better and enable us to grow our retail business further," Dimon said. "Mike's broad banking experience will help us continue our goal to distinguish ourselves as the premier financial services company for consumers and small businesses."

Stevens will work with Welborn on an orderly transition. During his four years with the company, Stevens united Bank One's 80 banks into a national line of business with more than 30,000 employees, 1,800 banking centers and 6,000 ATMs, as well as telephone and Internet banking.

"Ken has created a consistent approach across the country to helping our customers achieve their dreams," Dimon said. "We will miss Ken's many contributions to the company, and we wish him well in his future endeavors."

As a result of Welborn's new responsibilities, Bank One is making the following changes in Commercial Banking.

David P. Bolger, who has headed Corporate Banking, will take on responsibility for Middle Market, an area where he has spent most of his 20 years at the bank. In addition, he will continue to oversee several Corporate Banking functions, including treasury management services and the international group.

James S. Boshart, who heads capital markets, will pick up additional duties, including large corporate domestic market segments.

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"We're more closely aligning capital markets with the appropriate large corporate functions to more effectively serve our customers," Dimon said. "Both Dave Bolger and Jim Boshart are experienced leaders who have the strategic skills needed to continue to build Commercial Banking."

The Commercial Bank includes Corporate Banking, which provides financial services to companies with revenues exceeding $250 million, and Middle Market, which serves companies with revenues between $5 million to $250 million.

In his new position, Welborn oversees a Retail Banking organization that serves the savings, borrowing, cash management and investment needs of more than 8 million consumers and 450,000 small businesses in 14 states. During the first three quarters of 2000, Retail generated more than $4.5 billion in revenue and about one-third of the corporation's profits.

"My goal is to create great service for our customers throughout our retail network," Welborn said. "We have a terrific opportunity to build upon our capabilities as a truly national franchise, while providing added benefits for our customers and creating greater value for shareholders."

Welborn, who joined Bank One in 1996 as Chairman of Bank One, Arizona, has served in various commercial and retail banking executive positions during his career. He was a principal of the Venture West Group, a merchant banking firm in Arizona, served as chairman and chief executive officer of Citibank in Arizona from 1988 until 1993, and held various executive positions with Crocker National Corporation in California.

Welborn earned a bachelor's degree from Johns Hopkins University and an M.B.A. degree from Harvard University.

Bank One Corporation (NYSE: ONE) is the nation's fourth-largest bank holding company, with assets of more than $280 billion. Bank One offers a full range of financial services to commercial and business customers and consumers. It can be found on the Internet at www.bankone.com.

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